UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Charles M. Berger
   2455 Lantern Lane
   FL, Naples 34102
2. Issuer Name and Ticker or Trading Symbol
   The Scotts Company (SMG)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/27/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Shares              |1/27/ |M   | |5000              |A  |$26.50     |                   |D     |                           |
                           |2003  |    | |                  |   |           |                   |      |                           |
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Common Shares              |1/27/ |S   | |5000              |D  |$51.00     |                   |D     |                           |
                           |2003  |    | |                  |   |           |                   |      |                           |
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Common Shares              |1/27/ |M   | |2500              |A  |$26.50     |                   |D     |                           |
                           |2003  |    | |                  |   |           |                   |      |                           |
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Common Shares              |1/27/ |S   | |2500              |D  |$51.13     |                   |D     |                           |
                           |2003  |    | |                  |   |           |                   |      |                           |
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Common Shares              |1/27/ |M   | |2500              |A  |$26.50     |                   |D     |                           |
                           |2003  |    | |                  |   |           |                   |      |                           |
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Common Shares              |1/27/ |S   | |2500              |D  |$51.15     |700                |D     |                           |
                           |2003  |    | |                  |   |           |                   |      |                           |
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Common Shares              |      |    | |                  |   |           |3098.3408 1        |I     |By 401(K) Plan             |
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Common Shares              |      |    | |                  |   |           |20803.29099 2      |I     |By Deferral Plan           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (right to|$26.5000|1/27/|M   | |5000       |D  |10/20|10/19|Common Share|5000   |       |            |D  |            |
 buy)                 |        | 2003|    | |           |   |/2000|/2007|s           |       |       |            |   |            |
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Stock Option (right to|$26.5000|1/27/|M   | |2500       |D  |10/20|10/19|Common Share|2500   |       |            |D  |            |
 buy)                 |        | 2003|    | |           |   |/2000|/2007|s           |       |       |            |   |            |
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Stock Option (right to|$26.5000|1/27/|M   | |2500       |D  |10/20|10/19|Common Share|2500   |       |65000       |D  |            |
 buy)                 |        | 2003|    | |           |   |/2000|/2007|s           |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Represents common shares held in the reporting person's account under the Issuer's Retirement Savings Plan ("401(K) Plan") a/o 9/30/02.
2. Represents common shares held in the reporting person's account under the Issuer's Executive Retirement Plan (the "Deferral Plan") a/o 9/30/02.